Exhibit 99.1

Gilead Contacts: Sung Lee, Investors (650) 524-7792 Nathan Kaiser, Media (650) 522-1853	Agenus Contact: Jennifer Buell, PhD, Investors 781-674-4420 Jennifer.Buell@agenusbio.com Olivia Mullane, Media 212-715-1597

GILEAD AND AGENUS ENTER INTO COLLABORATION TO DEVELOP IMMUNO-ONCOLOGY THERAPIES

— Agenus Webcast and Conference Call Scheduled for Today at 8:30a.m.ET —

Foster City, Calif. and Lexington, Mass., December 20, 2018 – Gilead Sciences, Inc. (NASDAQ: GILD) and Agenus Inc. (NASDAQ: AGEN) announced today the companies have entered into an immuno-oncology (I-O) partnership focused on the development and commercialization of up to five novel immuno-oncology therapies.

Under the terms of the agreement, Agenus will receive $150 million upon closing, which includes a $120 million upfront cash payment and a $30 million equity investment. The agreement also includes approximately $1.7 billion in potential future fees and milestones. Gilead will receive worldwide exclusive rights to AGEN1423, which has an estimated IND filing by year-end 2018. Gilead will also receive the exclusive option to license two additional programs: AGEN1223 and AGEN2373. Agenus has filed the IND for AGEN1223 and has a planned IND filing for AGEN2373 in the first half of 2019. Agenus will be responsible for developing the option programs up to the option decision points, at which time Gilead may acquire exclusive rights to the programs on option exercise. For one of the option programs, Agenus will have the right to opt-in to shared development and commercialization in the U.S. Gilead will also receive right of first negotiation for two additional, undisclosed preclinical programs.

“Recent advances in immuno-oncology have produced unprecedented benefit to patients; however, many people with cancer still require more effective treatment options,” said John McHutchison, AO, MD, Chief Scientific Officer and Head of Research and Development, Gilead Sciences. “Our collaboration with Agenus gives us access to novel and differentiated immune modulating antibodies that will complement our growing oncology portfolio and cell therapy business. We look forward to partnering with the Agenus team.”

“Gilead is an ideal partner for Agenus for the rapid advancement of our pipeline,” said Garo Armen, PhD, Chairman and CEO, Agenus. “By year end, our discovery platforms will have resulted in six INDs in 2018 and 13 INDs by the 1H2019. Gilead’s established global presence and commitment to disruptive therapies, combined with our track-record in building a broad pipeline in I-O, has the potential to yield breakthrough I-O treatments for patients with cancer.”

This transaction is subject to clearance under the Hart-Scott Rodino Antitrust Improvements Act and other customary closing conditions.

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AGEN1423, AGEN1223 and AGEN2373 are investigational agents that have not been approved for any uses. Efficacy and safety have not been established.

Agenus Conference Call Information:

Date: Thursday, December 20, 2018

Time: 8:30 a.m. ET

Domestic Dial-in Number: 1-844-492-3727

International Dial-in Number: 1-412-317-5118

Conference ID: Agenus call

The presentation will be webcast live and may be accessed by visiting the “Events & Presentations” page within the Investors section of the Agenus website at agenusbio.com or by using the link below. A replay of the webcast will be available on the Agenus website following the conference.

Webcast link: https://www.webcaster4.com/Webcast/Page/1556/28871

About Agenus

Agenus is a clinical-stage immuno-oncology company focused on the discovery and development of therapies that engage the body’s immune system to fight cancer. The Company’s vision is to expand the patient populations benefiting from cancer immunotherapy by pursuing combination approaches that leverage a broad repertoire of antibody therapeutics, proprietary cancer vaccine platforms, and adoptive cell therapies (through its AgenTus Therapeutics subsidiary). The Company is equipped with a suite of antibody discovery platforms and a state-of-the-art GMP manufacturing facility with the capacity to support early phase clinical programs. Agenus is headquartered in Lexington, MA. For more information, please visit www.agenusbio.com and our twitter handle @agenus_bio. Information that may be important to investors will be routinely posted on our website and twitter.

About Gilead Sciences

Gilead Sciences, Inc. is a research-based biopharmaceutical company that discovers, develops and commercializes innovative medicines in areas of unmet medical need. The company strives to transform and simplify care for people with life-threatening illnesses around the world. Gilead has operations in more than 35 countries worldwide, with headquarters in Foster City, California. For more information on Gilead Sciences, please visit the company’s website at www.gilead.com.

Agenus Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding the anticipated closing and expected benefits of the collaboration, as well as timing for planned IND filings. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the factors described under the Risk Factors section of our most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K filed with the Securities and Exchange Commission. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this press release, and Agenus undertakes no obligation to update or revise the statements, other than to the extent required by law. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.

December 20, 2018	Page 3

Gilead Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other factors, including the ability of the parties to complete this transaction in a timely manner or at all, the ability of the parties to file the anticipated INDs for AGEN1423 and AGEN2373 and meet potential milestones in the estimated timelines or at all and the risk that the parties may not realize the expected benefits of this collaboration. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These risks, uncertainties and other factors could cause actual results to differ materially from those referred to in the forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. These and other risks are described in detail in Gilead’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, as filed with the U.S. Securities and Exchange Commission. All forward-looking statements are based on information currently available to Gilead, and Gilead assumes no obligation to update any such forward-looking statements.

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